Exhibit 10.1

Schedule 1

Rate Lock Confirmation

Date:	Thursday, March 22, 2018
TO:	JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)
RE:	John Hancock Application #:	527600:11
	Property Name:	Dexter Park
	Property Address:	175 Freeman Street, Brookline, MA

Lender has locked the interest rate in connection with the Application on the terms set forth below, subject to the terms and conditions of the Application. Capitalized terms not otherwise defined in this confirmation shall have the meanings assigned to them in the Application.

(a) Loan Amount	$125,000,000
(b) Interest Rate; Commitment Deposit

The Interest Rate is locked at 3.99% per annum through the outside date for Closing as set forth below, subject to Lender having received the Commitment Deposit no later than five (5) days from Lender’s executing and delivering the Application to Borrower as set forth in the Application.

(c) Treasury Rate	The applicable U.S. Treasury Security used to determine the Interest Rate was the 10-year Treasury, which is 2.81%.
(d) Monthly Payment	The Monthly Payment is fixed at $415,625.00.
(e) Amortization Period	The Loan is interest-only throughout its term.
(f) Amended Date of Application	The date of the Application is hereby amended to March 22, 2018.
(g) Outside Date for Closing; Rate Lock Expiration	The outside date for Closing is June 1, 2018.
(h) Extent of Amendment; Ratification

The Application is hereby modified to incorporate the terms and conditions of this Rate Lock Confirmation. In the event of any conflict between this agreement and the Application, this Rate Lock Confirmation shall prevail. Except as amended by this Rate Lock Confirmation, the Application is ratified and remains in full force and effect.

Applicant hereby (i) acknowledges that Lender locked the Interest Rate in connection with the Application and this Rate Lock Confirmation at the rate set forth above which Interest Rate was accepted by Applicant via a teleconference held on March 22, 2018 (the “Rate Lock Date”); (ii) accepts all of the terms and conditions set forth above; and (iii) agrees that the Application remains unchanged and in full force and effect, except as modified by the terms set forth above.

Applicant confirms the foregoing terms by executing below and delivering this Rate Lock Confirmation via telecopy or electronic mail, to be received by Lender no later than 1:00 P.M., Eastern time on the Rate Lock Date. Notwithstanding the locking of the Interest Rate, Lender is not obligated to make the Loan contemplated by the Application unless and until the Loan has been approved by Lender, and Lender has countersigned and delivered the Application.

Time is of the essence under this confirmation.

APPLICANT / BORROWER:	Hamilton Park Towers, LLC

By:
Name:	Carl A. Valeri
Title:
Date Executed:	3/22/2018

LENDER:	JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

By:
Name:	David Connors
Title:	Managing Director
Date Executed:	3/22/2018